Exhibit 99-1

Energy East Corporation Announces Second Quarter 2006 Financial Results

FOR IMMEDIATE RELEASE

Albany, NY, and Portland, ME, August 3, 2006, Energy East Corporation [NYSE:EAS] today announced the following financial results.

Earnings per share from continuing operations, basic for the quarter ended June 30, 2006, were 19 cents and for the 12 months ended June 30, 2006, were $1.68.

Earnings from continuing operations, basic for the quarter ended June 30, 2006, increased 7 cents per share compared to 12 cents per share for the quarter ended June 30, 2005. Second quarter earnings increased primarily due to higher margins on electricity sales. This increase was partially offset by lower natural gas sales and increased operating and maintenance costs, primarily for increased reserves for uncollectible accounts.

Earnings per share from continuing operations, basic for the 12 months ended June 30, 2006, increased 1 cent per share compared to $1.67 for the 12 months ended June 30, 2005. The increase in earnings per share was primarily due to higher margin on electric sales. These increases were offset by higher operating and maintenance costs including storm-related repairs, increased reserves for uncollectible accounts and increased transmission costs and by the writedown of The Energy Network's South Glens Falls generating facility in the fourth quarter of 2005.

Unaudited Consolidated Statements of Income and Energy Delivery Statistics are presented on the following pages.

Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve about 3 million customers throughout upstate New York and New England.

Contact:	Scott Martin
Manager, Investor Relations
(207) 688-4336

Energy East Corporation
Consolidated Statements of Income - (Unaudited)

	Three Months		Twelve Months

Periods Ended June 30,	2006	2005	2006	2005

(Thousands, except per share amounts)
Operating Revenues
Utility	$1,000,898	$970,076	$4,836,613	$4,496,409
Nonutility	111,927	111,068	549,489	455,829

Total Operating Revenues	1,112,825	1,081,144	5,386,102	4,952,238
Operating Expenses
Electricity purchased and fuel used in generation
Utility	354,208	357,264	1,475,770	1,424,650
Nonutility	84,237	79,515	373,803	284,824
Natural gas purchased
Utility	172,663	166,335	1,201,206	1,016,849
Nonutility	9,560	14,658	103,252	85,760
Other operating expenses	202,174	185,662	814,562	766,952
Maintenance	43,750	51,545	199,857	186,085
Depreciation and amortization	70,061	68,121	280 640	274,993
Other taxes	58,265	59,743	250,627	248,216
Gain on sale of generation assets	-	-	-	(21,252)
Deferral of asset sale gain	-	-	-	14,416

Total Operating Expenses	994,918	982,843	4,699,717	4,281,493

Operating Income	117,907	98,301	686,385	670,745
Other (Income)	(6,910)	(4,993)	(39,765)	(27,425)
Other Deductions	4,131	2,980	14,419	12,853
Interest Charges, Net	75,142	72,282	300,741	280,096
Preferred Stock Dividends of Subsidiaries	283	433	1,130	1,821

Income from Continuing Operations Before Income Taxes	45,261	27,599	409,860	403,400
Income Taxes	16,976	10,234	163,232	157,801

Income from Continuing Operations	28,285	17,365	246,628	245,599

Discontinued Operations
Loss from businesses sold	-	-	-	(2,157)
Income taxes	-	-	-	992

Income (Loss) from Discontinued Operations	-	-	-	(3,149)

Net Income	$28,285	$17,365	$246,628	$242,450

Earnings per Share from Continuing Operations, basic	$.19	$.12	$1.68	$1.67
Earnings per Share from Continuing Operations, diluted	$.19	$.12	$1.67	$1.67

Total Earnings per Share, basic	$.19	$.12	$1.68	$1.65
Total Earnings per Share, diluted	$.19	$.12	$1.67	$1.65

Dividends Paid per Share	$.29	$.275	$1.145	$1.085

Average Common Shares Outstanding, basic	146,903	146,831	147,022	146,670

Average Common Shares Outstanding, diluted	147,678	147,390	147,665	147,101

Energy Delivery Statistics - (Unaudited)
	Three Months		Twelve Months

Periods Ended June 30	2006	2005	2006	2005

Electricity (thousands of megawatt-hours)
Residential	2,598	2,692	12,405	11,957
Commercial	2,439	2,302	9,803	9,577
Industrial	1,738	1,817	7,369	7,315
Other	541	530	2,188	2,241

Total retail	7,316	7,341	31,765	31,090
Wholesale	2,485	2,460	10,007	8,330

Total	9,801	9,801	41,772	39,420

Natural Gas (thousands of dekatherms)
Residential	11,139	11,995	73,240	81,384
Commercial	3,848	3,807	24,818	26,620
Industrial	548	603	3,691	4,036
Other	2,987	2,449	11,555	11,755
Transportation of customer-owned gas	17,116	18,333	79,211	84,543

Total retail	35,638	37,187	192,515	208,338
Wholesale	45	348	276	1,582

Total	35,683	37,535	192,791	209,920